Exhibit 99.2

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum, especially “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains certain “forward-looking statements” within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which we operate and the United States and global economies. Statements in this offering memorandum that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this offering memorandum. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this offering memorandum. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this offering memorandum. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this offering memorandum, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	our substantial indebtedness;

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	our ability to achieve expected savings from cost control, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by our operating companies;

•	the ability of our operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations;

•

reduced military spending by the government on projects for which our Telephonics Corporation (“Telephonics”) supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin, wood and steel;

•	changes in customer demand or loss of a material customer at one of our operating companies;

•	the potential impact of seasonal variations and uncertain weather patterns on certain of our businesses;

•	political events that could impact the worldwide economy;

•	a downgrade in our credit ratings;

•	changes in international economic conditions including interest rate and currency exchange fluctuations;

•	the reliance by certain of our businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by our businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation and environmental matters;

•	unfavorable results of government agency contract audits of Telephonics;

•	possible cyber or other security threats to our infrastructure;

•	our ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of our operating companies; and

•	possible terrorist threats and actions and their impact on the global economy.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

MARKET AND INDUSTRY DATA

This offering memorandum contains statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we do not represent that we have done a complete search for other industry data. In addition, neither we nor the Initial Purchaser has independently verified market industry data provided by third parties, and neither we nor the Initial Purchaser take any further responsibility for this data. Market position used throughout this offering memorandum is based on management’s knowledge of the industry and the good faith estimates of management. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size, position and market share within these industries. Our own estimates have been based on information obtained from our trade and business organizations, our customers and vendors and other contacts in the markets in which we operate. While we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and neither we nor the Initial Purchaser can assure you that they are accurate.

OFFERING MEMORANDUM SUMMARY

The following is a brief summary of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. Unless otherwise indicated or the context otherwise requires, references to (i) “Griffon” refer to solely to Griffon Corporation and not its subsidiaries; and (ii) “we,” “our,” “the Company” and “us” refer to Griffon Corporation and its subsidiaries on a consolidated basis.

Our Company

Griffon Corporation (NYSE:GFF) is a publicly-held diversified management and holding company, which conducts business through wholly-owned subsidiaries with leading market shares across a variety of industries. We actively oversee the operations of these subsidiaries, providing them with a variety of services including the allocation of our resources and the management of their budgeting, liquidity and capital spending. Additionally, we provide direction and assistance in connection with operational initiatives, acquisitions, divestitures and other growth opportunities for each of our subsidiaries. We currently conduct our operations through three reportable segments: Home & Building Products (“HBP”), Telephonics Corporation (“Telephonics”), and Clopay Plastic Products Company (“PPC”). For the twelve months ended March 31, 2016, we generated revenue of $2.0 billion and Adjusted EBITDA of $186.2 million. See Footnotes 4 and 5 to Summary Historical Consolidated Financial Data for the reconciliation to Adjusted EBITDA.

Griffon Corporation Business Overview

Description	Manufacturer and marketer of residential garage doors and commercial sectional doors	Manufacturer and marketer of non-powered lawn and garden tools and accessories	Designs, develops, and manufactures information and communication systems for government and commercial markets worldwide	Produces specialty plastic films and laminates for hygienic, healthcare and industrial uses
Twelve months ended March 31, 2016 revenue	$1.06 billion		$457 million	$494 million
% of total Griffon revenue	52%		23%	25%

Home & Building Products

HBP consists of two companies, The AMES Companies, Inc. (“AMES”) and Clopay Building Products Company, Inc. (“CBP”). These businesses serve distinct sectors of the broader building products industry and are leaders in their respective core markets.

The AMES Companies, Inc.

AMES is a global provider of non-powered landscaping products that make work easier for homeowners and professionals. AMES manufactures and markets one of the broadest product portfolios in the non-powered landscaping product industry. This portfolio is anchored by four core product categories: long handle tools, wheelbarrows, snow tools, and decorative plastic and ceramic planters. As a result of brand portfolio recognition, high product quality, industry leading service and strong customer relationships, AMES has earned market-leading positions in its four core product categories. AMES’s other product lines include striking tools, hand tools, pruning, and garden hoses and storage. AMES sells products throughout North America, Australia, and Europe through retail centers, including home centers and mass merchandisers, wholesale chains, including hardware stores and garden centers, and industrial distributors.

AMES’ Companies FY2015 Revenue by Product Line

Clopay Building Products Company, Inc.

CBP is the leading manufacturer and marketer of residential garage doors and among the leading manufacturers of commercial sectional doors in the U.S. The majority of CBP’s sales are for home remodeling and renovation, with the balance for the new residential housing and commercial building markets. CBP brings over 50 years of experience and innovation to the garage door industry.

Our strong family of brands includes Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. Clopay is the only residential garage door brand to hold the Good Housekeeping Seal of Approval. CBP products are sold through approximately 2,000 independent professional installing dealers and through major home center retail chains throughout North America.

With two manufacturing facilities and 50 distribution centers across the U.S. and Canada, CBP is a preferred supplier for many of North America’s most notable home center retailers. CBP also has a complete line of entry door systems uniquely designed to complement its popular residential garage door styles.

CBP’s FY2015 Revenue by End-Market

Telephonics Corporation

Telephonics specializes in advanced electronic information and communication systems for defense, aerospace, civil, industrial and commercial applications for the U.S. and international markets. Telephonics designs, develops, manufactures, sells, and provides logistical support for aircraft intercommunication systems, radar, air traffic management, identification friend or foe equipment (“IFF”), integrated border and perimeter security systems and custom, mixed-signal, application-specific, integrated circuits. Telephonics is also a provider of advanced systems engineering services supporting air and missile defense programs, as well as other threat and situational analysis services. Telephonics is a leading supplier of airborne maritime surveillance radar and aircraft intercommunication management systems, the segment’s two largest product lines. In addition to its traditional defense products used predominantly by the U.S. government and its agencies, Telephonics has adapted its core technologies to products used in international markets in an effort to further increase its presence in both non-defense government and commercial markets.

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry and is at times a prime contractor to the U.S. Department of Defense (“DoD”).

Telephonics’ FY 2015 Revenue by End-Market

Clopay Plastic Products

PPC produces and develops specialty plastic films and laminates for a variety of hygienic, healthcare and industrial uses in the United States and certain international markets. Products include thin gauge embossed and printed films, elastomeric films and laminates of film and non-woven fabrics, and perforated films and non-wovens. These products are used primarily as moisture barriers in disposable infant diapers, adult incontinence products and feminine hygiene products, as protective barriers in single-use surgical and industrial gowns, drapes and equipment covers, fluid transfer/distribution layers in absorbent products, components to enhance comfort and fit in infant diaper and adult incontinence products, packaging for hygienic products, house wrap and other products. PPC products are sold through a direct sales force, primarily to multinational consumer and medical products companies.

PPC’s customers include a diverse group of consumer, health care and industrial companies.

PPC’s FY2015 Revenue by End-Market

Our Industries

We operate in three industries: building products, aerospace and defense and plastic films and laminates.

Building Products Industry Overview

We operate in the building products sector where demand for our products is heavily influenced by the repairing and remodeling (“R&R”) of existing homes, construction of new homes and commercial construction expenditures. We believe that a large portion of our Home & Building Products revenue is driven by the residential repair and remodel markets. Recent industry forecasts and market data suggest that recovery in the building products industry is underway.

We believe the long-term growth prospects in the industry are strong because the current seasonally-adjusted annualized housing starts are still well below the 10-year and 50-year averages. According to the National Association of Home Builders (“NAHB”), annual rates for new single-unit housing starts were 0.65 million and 0.71 million units in 2014 and 2015, respectively, compared to the 50-year average of 1.03 million. According to the U.S. Census Bureau of the Department of Commerce, seasonally adjusted annual construction spending was estimated to have reached $1,140.8 billion in January 2016, up 10.4% from the January 2015 estimate of $971.4 billion. The Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies has estimated that the four-quarter moving average of homeowner improvement expenditures will be $154.8 billion in the third quarter of 2016.

Residential Improvement Expenditures

Projected growth in R&R expenditures. According to IHS Economics, residential improvement expenditures are expected to have grown 3.7% in 2015 to $164 billion, and are forecast to grow 4.6% in 2016 to $172 billion. The 5 year (2015—2020E) compound annual growth rate is projected to be 1.9%, which is comparable to the historical 5 year CAGR of 1.8% (2010-2015).

Aging of the Housing Stock. The Harvard University Joint Center for Housing Studies has indicated that there are currently over 130 million homes that will require regular investment merely to offset normal depreciation. The median estimated age of an owner-occupied home increased from 23 years in 1985 to 37 years in 2013, according to 2013 American Housing Survey. We believe the aging housing stock will continue to drive demand for residential R&R projects.

Projected growth within single family existing home sales. Also known as resales, existing home sales represent the bulk of single-family housing transactions each year and are, therefore, one of the most important drivers. According to the National Association of Realtors, annualized, seasonally-adjusted existing single-family home sales were 5.3 million in 2015, but are projected to grow to 5.6 million in 2017, a 2.8% compound annual growth rate.

Housing Starts. Average industry forecasts from leading associations (National Association of Homebuilders, National Association of Realtors, Mortgage Bankers Association and Fannie Mae) suggests total housing starts will grow from 1.1 million in 2015 to 1.4 million in 2017, representing a 10.9% compounded annual growth rate.

Energy efficiency. Interest in sustainable remodeling projects is increasing due to growing environmental awareness and concerns over high energy costs. We believe that consumers of environmental products will gravitate towards those building projects that offer environmental and, in turn, energy efficiency benefits.

Non-residential construction. The non-residential building products market contracted significantly during the economic downturn, but, as the economy continues to recover, this end market is expected to benefit from accompanying improvements in consumer confidence, increased consumer disposable income and greater access to financing. According to the American Institute of Architects (“AIA”), inquiries for new projects accelerated in February 2016, with the index rising to 59.5 from 55.3 in January. The Architecture Building Index (“ABI”) reflected increasing demand for design services throughout most of 2015 and was 50.3 for the month of February 2016 indicating that firms in aggregate were reporting an increase in activity. According to McGraw-Hill Dodge, U.S. commercial construction is forecasted to increase by 9.1% in 2016.

Other market considerations. Because AMES serves multiple categories of end-users ranging from individual consumers and households to industrial companies, and operates through retail and well as industrial distribution channels, it is uniquely positioned to benefit from improving conditions of consumers and their spending levels, as well as the improving conditions of industrial businesses. Additionally, a growing senior population is expected to boost spending within selected residential building products categories, particularly lawn and garden retail sales. With a large portion of the baby boomer population approaching retirement, the number of individuals with excess free time to spend on activities like home gardening is on the rise. Aging baby boomers are the fastest growing segment of the U.S. population and are driving a significant portion of the growth in the lawn and garden market. In addition, homeowners are increasingly looking at their gardens as a place of tranquility. We also believe U.S. consumers are interested in using the garden to increase their self-sufficiency and reduce grocery bills. Finally, rooftop, vertical and glasshouse gardens are expected to become part of the residential garden, particularly due to urbanization.

Aerospace and defense industry overview

The defense environment has been significantly altered over the last few years through a fundamental shift in focus from a traditional “threat-based” model to one that emphasizes a broad range of capabilities needed to respond to all contingencies, with the overarching goal of full spectrum dominance—defeat of any adversary or control of any situation across the full range of military operations. This change has manifested itself through increased focus and budget allocations to develop capabilities in C4ISR (command, control, communications, computers and intelligence, surveillance and reconnaissance), unmanned systems and networked information technologies. DoD’s emphasis on systems interoperability, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture, have increased the electronic content of nearly all major military procurement and research programs.

Tightening military budgets and the emergence of information-based, network-centric warfare have led militaries around the world to become increasingly reliant on information and communication technologies. These technologies provide critical advantages in battlefield, support and logistics operations. In particular, by enhancing situational awareness (knowledge of the location and strength of friendly and unfriendly forces during battle), militaries can significantly increase the likelihood of success during a conflict. We therefore believe that, in spite of the uncertainty regarding U.S. defense spending, there is significant opportunity for growth in the international defense market for information technologies and defense electronics, which Telephonics is well positioned to benefit from.

DoD funding of $188 billion has been approved for fiscal year 2016 and $183.9 billion of funding is anticipated to be allocated toward fiscal year 2017 procurement and research, development, test and evaluation efforts, including C4ISR capabilities, to support DoD priority modernization initiatives.

FY 2017 U.S. DoD Budget Request

($ in billions)

Source: FY 2017 United States Department of Defense Budget Request

Plastics films and laminates

The size and growth profile for the engineered plastic films and laminates industry varies by application and region. Because the industry has grown from such a diverse background,

products are sometimes classified and categorized into several different, and sometimes overlapping, categories. Today, a major distinction exists between durable and disposable end-uses.

We compete primarily in the disposable sector, with hygiene applications including disposable diapers, feminine protection, adult incontinence products, pet care and surgical medical drapes. We also play a role in providing breathable films for the construction and remodeling market. PPC is a significant player with #1 or #2 positions in almost every market in which it competes.

Within the disposable end use category, which includes our predominant diaper application, the market has two clear industry leaders, Procter & Gamble, Co. (“P&G”) and Kimberly-Clark, which collectively control over 50% of the U.S. market. Historically, the industry has been largely resilient to adverse economic conditions, especially in developed economies where diapers are considered a non-discretionary purchase. As a result, in developed markets, the industry is generally mature but stable, projected to grow 3% annually through 2019. At the same time, favorable demographics and increasing economies are expected to provide 4-9% annual growth across key developing baby disposable diaper markets over the next five years, fueled by a growing middle class and increased usage rates.

Competitive Strengths

We believe our competitive strengths include:

Diversified business model

We believe that the diversity of our operations provides the foundation for a business model well-positioned for long-term success. As our business has grown, we have remained committed to a strategy that has continued to deliver increasing diversification across our customers, end-markets, products and geographies.

FY 2015 Revenue by Segment	FY 2015 Revenue by End-Market	FY 2015 Revenue by Geography

Note: Fiscal year ends on September 30th.

Within our Home & Building Products segment, we have a diversified product portfolio supported by a global distribution network. Our Telephonics business also benefits from a diverse platform of products and customers. Similarly, our PPC business offers a balanced portfolio of products used in a variety of hygienic, health care and industrial settings used by customers worldwide.

Leading market share across our operating subsidiaries

We are a market leader in each of our businesses. For example, we are the #1 North American manufacturer and marketer of residential garage doors and among the leading manufacturers of commercial sectional doors in the U.S. We are the primary supplier of garage doors for several key customers, including major home center retailers.

We are also the leading provider of non-powered lawn and garden tools in the U.S., with a #1 or #2 market position in seven product categories.

Within our product lines, Telephonics is an important supplier to large prime contractors in the defense industry such as Lockheed Martin Corporation (“Lockheed Martin”), The Boeing Company (“Boeing”), Northrop Grumman Corporation (“Northrop Grumman”), MacDonald Dettwiler and Associates Ltd., Airbus, Agusta Westland, Sikorsky Aircraft (“Sikorsky”), and the DoD.

In our PPC business, we have emerged as a leading global provider of plastic films used in a wide variety of consumer and industrial applications. Our core diaper film ranks #1 globally, and we maintain a top three position in North America, Europe and Brazil for a variety of other products, including feminine hygiene products and protective barriers for surgical or industrial gowns.

Our market leadership across our subsidiaries is driven by a reputation for product innovation, high quality, strong customer service, breadth of product portfolio, strong brands and ability to compete effectively in all relevant channels.

Stable and diversified customer base with long-standing relationships

We have long-standing relationships with a large and expansive customer base. In our Home & Building Products business, we are the leading supplier of residential garage doors and non-powered lawn and garden tools for many of the industry’s leading companies, including The Home Depot, Inc. (“Home Depot”), Lowe’s Companies, Inc. (“Lowe’s”), Wal-mart Stores Inc. (“Walmart”), Costco Wholesale Corporation (“Costco”), Rona Inc. (“Rona”), Bunnings Warehouse (“Bunnings”), Woodies, Ace, True Value Company, W.W. Grainger, Inc. (“Grainger”), ORS Nasco and Canadian Tire Corporation, Limited (“Canadian Tire”). In many cases, we have grown along with these customers, often maintaining sales offices adjacent to the customer to ensure efficient product placement and timely service. We also work closely with numerous mass merchants, clubs, regional retailers, co-ops and approximately 2,000 installing dealers. We are especially proud to be the sole supplier of residential garage doors for The Home Depot and principal supplier for Menards. CBP distributes its garage doors directly to customer from its manufacturing facilities and through its distribution centers located throughout the U.S. and Canada.

The success of our Telephonics segment has been driven by our strategic nexus with the U.S. government and its agencies, which we have served for over 30 years. Additionally, we have been a major supplier of information and communications technologies to many of the world’s most prestigious aerospace and defense firms, including Boeing, Northrop Grumman, General Dynamics and Lockheed Martin.

At PPC, our largest customer is P&G with whom we have maintained a mutually beneficial relationship for 30 years. Other key customers include 3M, Kimberly-Clark, Johnson & Johnson, SCA, Avery Dennison and First Quality.

Throughout our history, we have earned a leading position with our customers by leveraging our innovative products, customer service and scale to successfully meet our partners’ product and logistical goals. We understand the strategic importance of these relationships and are highly focused on building these relationships into the future.

Well capitalized balance sheet and healthy cash flow generation

We have maintained a well capitalized balance sheet with seasonal working capital usage and adequate cash balances. As of March 31, 2016, we had a total debt, net of issuance costs of $941.8 million (gross debt of $957.2 million), cash of $54.3 million and net debt to adjusted EBITDA ratio of 4.77x. Our operating cash usage in the first six months of the current fiscal year was mostly related to seasonal inventory build at AMES. Accordingly, we expect strong positive cash flow generation in the second half of the year. We expect stable cash flow generation from operations to continue. In addition, we have historically maintained relatively low normalized capital expenditure levels of approximately 3% to 5% of net sales, which we believe contributes to a favorable cash flow profile.

Attractive end-market outlook across our businesses

Our business segments participate in three distinct industries—building products, aerospace and defense and plastics each with unique attributes and market drivers.

Comprising over 50% of our revenue, the Home & Building Products segment will lead our overall business in the near-term as the housing market continues to recover from its historic bottom. We believe we will benefit from our exposure to the more resilient R&R market, which, according to IHS Economics, is forecast to experience a 1.9% compounded annual growth rate from 2015-2020.

Our Telephonics segment is entering a period of uncertainty surrounding the U.S. military’s long-term plans and budget constraints; however, the DoD continues to modernize or refresh its weapons systems with advanced electronic information and communications systems similar to those in which we are a leading provider. Historically, Telephonics has been a consistent performer, driven by our long-standing relationship with the U.S. government and the segment’s strong funded backlog, which was $446 million as of March 31, 2016. “Funded backlog” means unfilled firm orders for our products for which funding has been both authorized and appropriated by the customer—Congress, in the case of U.S. Government agencies.

According to Technavio, global baby diaper market is expected to grow at a CAGR of 4.76% in terms of revenue over the period 2014-2019. We believe that our PPC business is particularly well suited to benefit from the positive macro-economic trends affecting emerging markets. As the global economy recovers and the middle class grows, households are projected to spend more of their discretionary income on personal hygiene items, a trend that is expected to spur growth in our core diaper and feminine care offerings.

Strong and highly experienced management team

We have a highly experienced management team with a successful track record of profitable growth and demonstrated leadership in cyclical markets, including an ability to reduce costs, improve operational efficiencies and successfully introduce new products. Griffon’s senior management team has an average of 29 years of professional experience and average of 6 years with Griffon. Our management holds, and will continue to hold, a significant equity interest in our company reflecting their confidence in, and ongoing commitment to, the future growth and success of our businesses.

Business Strategy

Focus on capital and operating efficiency

We manage our business using various qualitative and quantitative measures of success, including a proven commitment to deploying capital in areas with the greatest expected returns and maximizing free cash flow generation. We will continue to manage our business with rigorous financial and operating discipline aimed at improving value for our shareholders, lenders, customers, employees and communities. As a result, we will continue to implement a variety of strategies to proactively increase financial and operating performance and enhance cash flow, including manufacturing productivity initiatives, joint ventures and raw materials sourcing arrangements.

Emphasize new product development and innovation

We will continue to invest capital to develop new products and enhance the functionality of our existing products. In response to evolving customer requirements, we routinely update our core products and technologies and coordinate with customers at the earliest stages of new program and product development. As an established innovator, we will continue to leverage our engineering and scientific capabilities to exceed our customers’ minimum specifications, providing them with greater performance, flexibility and value. The selection of our R&D projects is based on available opportunities in the marketplace, as well as input from our customers. Over the past 3 years, we have invested $71.4 million in our R&D initiatives.

Leverage our existing global presence across our businesses to target major multinational and regional customers

We will continue to leverage our existing global relationships and market-share leading positions to target new multinational and regional customers. We will also continue to work closely with external research firms and other organizations to identify and capitalize on emerging consumer and professional end-user trends. In addition, we plan to leverage our extensive distribution network to market our existing products more broadly and to aggressively rollout our new, technologically enhanced product offerings. We have been successful in expanding our customer base in international markets and will continue to use our incumbent status on major platforms to bolster our international presence.

Continuous improvement and cost savings initiatives

We are highly focused on cost reductions and margin improvement. In addition to our existing programs, we will continue to implement new initiatives and operating strategies at the corporate and segment level to further enhance our performance. Initiatives are developed and tracked at the segment level with corporate guidance. For example:

•

In January 2013, AMES undertook to close certain US manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle locations. The actions, completed at the end of the 2015 first quarter, improved manufacturing and distribution efficiencies, allowed for in-sourcing of certain production previously performed by third party suppliers, and improved material flow and absorption of fixed costs. Management estimates that AMES’ initiative resulted in annual cash savings exceeding $10.0 million. Realization of expected savings began in the 2015 second quarter.

•	Through the 2013 Plastics Europe restructuring, we exited low margin businesses and eliminated approximately 80 positions.

•

During the third quarter of 2016, PPC anticipates incurring pre-tax restructuring and related exit costs approximating $5.0 million primarily related to headcount reductions at PPC’s Dombuhl, Germany facility, other location headcount reductions and for costs related to the shut down of PPC’s Turkey facility. The Dombuhl charges are related to an optimization plan that will drive innovation and enhance our industry leading position in printed breathable back sheet. The facility will be transformed into a state of the art hygiene products facility focused on breathable printed film and siliconized products. In conjunction with this effort, our customer base will be streamlined, and we will dispose of old assets and reduce overhead costs, allowing for gains in efficiencies.

Optimize global footprint

Over the long-term, we plan to continue to optimize our manufacturing and distribution networks in existing and select new geographic markets. Where appropriate, we will continue to pursue joint ventures and other agreements to leverage the operating experience, technical expertise and local market knowledge of our strategic partners.

Enhance positions, product and service offerings through strategic acquisitions

Making strategic acquisitions is an important part of our growth plan. Building products, in particular the non-powered lawn and garden industry is highly-fragmented and provides significant acquisition opportunities. As global economic conditions improve, we will continue to seek out, evaluate and, where appropriate, acquire additional businesses that can benefit from our global distribution channels and offer potentially attractive returns on capital. We regularly review potential acquisition opportunities and frequently participate in processes in which we submit indications of interest and occasionally execute letters of intent. While many of these expressions of interest fail to result in actual acquisitions, we believe that our proven ability to identify and integrate acquisitions, as well as our strong balance sheet and access to capital, enhances our credibility as an acquirer with sellers and their representatives.

We have historically funded our acquisitions and other growth initiatives with cash on hand, through free cash flow generated from our business as well as through external financing sources. Where we have utilized debt financing, we believe we have financed such growth appropriately in order to maintain a conservative leverage profile, both at our operating subsidiaries and at the holding company level.

Summary Historical Consolidated Financial Data

The following table presents our summary historical consolidated financial data as of and for the periods presented. This information should only be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and our consolidated financial statements and the notes related thereto, which are contained therein. The summary historical financial data for the years ended September 30, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements. The summary financial data for the six months ended March 31, 2016 and 2015 were derived from our unaudited consolidated financial statements. The summary unaudited financial data for the twelve months ended March 31, 2016 has been derived by adding our operating results and cash flow for our fiscal year ended September 30, 2015 and for the six months period ended March 31, 2016 and deducting such financial data for the six months ended March 31, 2015. The unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of our management, all normal recurring adjustments necessary for a fair presentation of the information set forth herein.

	For the Years Ended September 30,			Six Months Ended March 31,		Twelve Months Ended March 31,
	2013(1)	2014(2)	2015(3)	2015	2016	2016
	(Dollars in thousands)
Operating Results Data:
Revenue	$1,871,327	$1,991,811	$2,016,032	$1,002,180	$994,256	$2,008,108
Cost of goods and services	1,453,742	1,532,412	1,540,254	769,816	763,994	1,534,432

Gross profit	417,585	459,399	475,778	232,364	230,262	473,676
Selling, general administrative expenses.	340,469	375,099	374,761	187,462	182,885	370,184
Restructuring and other related charges	13,262	6,136	—	—	—	—

Total operating expenses	353,731	381,235	374,761	187,462	182,885	370,184
Income from operations	63,854	78,164	101,017	44,902	47,377	103,492
Other income (expense)
Interest expense	(52,520)	(48,447)	(48,173)	(23,766)	(24,415)	(48,822)
Interest income	353	303	301	272	55	84
Loss from debt extinguishment and Other, net	2,646	(35,736)	491	(1,208)	170	1,869

Total other income (expense)	(49,521)	(83,880)	(47,381)	(24,702)	(24,190)	(46,869)

Income (loss) before taxes	14,333	(5,716)	53,636	20,200	23,187	56,623
Provision (benefit) for income taxes	7,543	(5,539)	19,347	7,607	8,496	20,236

Income (loss) from continuing operations	6,790	(177)	34,289	12,593	14,691	36,387
Discontinued operations:
Loss from operations of discontinued business	(4,651)	(—)	(—)	(—)	(—)	(—)
Benefit from income taxes	1,628	(—)	(—)	(—)	(—)	(—)
Loss from discontinued operations	(3,023)	(—)	(—)	(—)	(—)	(—)

Net Income (loss)	$3,767	$(177)	$34,289	$12,593	$14,691	$36,387

Cash Flow Data:
Net cash provided by (used in)
Operating activities	$85,683	$93,301	$76,137	$(43,051)	$(5,408)	$113,780
Investing activities	$(62,868)	$(147,250)	$(66,620)	$(30,645)	$(48,839)	$(84,814)
Financing activities	$(52,249)	$(27,930)	$(44,851)	$(28,206)	$56,321	$39,676

	For the Years Ended September 30,			Six Months Ended March 31,		Twelve Months Ended March 31,
	2013(1)	2014(2)	2015(3)	2015	2016	2016
	(Dollars in thousands)
Balance Sheet Data:
Cash and equivalents	$178,130	$92,405	$52,001	$42,602	$54,282	$54,282
Property, plant and equipment, net	353,593	370,565	379,972	361,200	386,109	386,109
Total assets	1,788,779	1,808,826	1,731,433	1,747,253	1,778,514	1,778,514
Total debt, net	677,672	799,187	843,569	867,477	941,780	941,780
Total liabilities	1,138,315	1,276,799	1,300,908	1,282,621	1,353,133	1,353,133
Total shareholders’ equity	650,464	532,027	430,525	464,632	425,381	425,381
Other Financial Data:
Capital expenditures	$64,441	$77,094	$73,620	$39,713	$45,952	$79,859
Depreciation and amortization	70,748	67,396	69,800	34,453	34,202	69,549
EBITDA(4)	137,248	109,824	171,308	78,147	81,749	174,910
Adjusted EBITDA(5)	165,147	169,484	182,418	83,519	87,304	186,203
Financial Ratios (Pro Forma):
Cash and equivalents(6)						$54,282
Total senior debt(6)						859,692
Total net senior debt(6)						805,410
Total debt(6)						959,692
Total net debt(6)						905,410
Total senior leverage ratio						4.6x
Total net senior leverage ratio						4.3x
Total leverage ratio						5.2x
Total net leverage ratio						4.9x

(1)	2013 includes $13,262 of restructuring charges ($8,266, net of tax), a loss on pension settlement of $2,142 ($1,392, net of tax) and discrete tax benefits, net, of $325.

(2)

2014 includes $6,136 of restructuring charges ($3,804, net of tax), $3,161 of acquisition costs ($1,960, net of tax), $38,890 loss on debt extinguishment ($24,964, net of tax) and discrete tax benefits, net, of $4,674.

(3)	2015 includes discrete tax benefits, net of $62.

(4)

EBITDA is a non-GAAP measurement that consists of income from continuing operations plus the sum of provision (benefit) for income taxes, interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	For the Years Ended September 30,			Six Months Ended March 31,		Twelve Months Ended March 31,
	2013	2014	2015	2015	2016	2016
	(Dollars in thousands)
Income (loss) from continuing operations	$6,790	$(177)	$34,289	$12,593	$14,691	$36,387
Add/(deduct):
Provision (benefit) for income taxes	7,543	(5,539)	19,347	7,607	8,496	20,236
Interest expense, net.	52,167	48,144	47,872	23,494	24,360	48,738
Depreciation and Amortization	70,748	67,396	69,800	34,453	34,202	69,549

EBITDA	$137,248	$109,824	$171,308	$78,147	$81,749	$174,910

(5)

Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of restructuring and other related charges, loss on debt extinguishment and pension settlement, stock compensation and acquisition costs. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	For the Years Ended September 30,			Six Months Ended March 31,		Trailing Twelve Months Ended March 31,
	2013	2014	2015	2015	2016	2016
	(Dollars in thousands)
EBITDA	$137,248	$109,824	$171,308	$78,147	$81,749	$174,910
Add/(deduct):
Restructuring charges(a)	13,262	6,136	—	—	—	—
Loss from debt extinguishment	—	38,890	—	—	—	—
Loss on pension settlement	2,142	—	—	—	—	—
Stock-based compensation	12,495	11,473	11,110	5,372	5,555	11,293
Acquisition costs	—	3,161	—	—	—	—

Adjusted EBITDA	$165,147	$169,484	$182,418	$83,519	$87,304	$186,203

(a)

Restructuring charges primarily related to consolidation of HBP facilities and the Telephonics and Plastics European restructuring. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and our audited financial statements incorporated by reference herein for a description of the restructuring charges by business.

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, our actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income (loss), operating income (loss), net cash provided by (used in) operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. generally accepted accounting principles. EBITDA and Adjusted EBITDA information has been included in this offering memorandum because we believe that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. generally accepted accounting principles. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our business. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures but also consider its results as calculated in accordance with U.S. generally accepted accounting principles.

(6)

Pro forma amounts shown for total senior debt, total net senior debt, total debt and total net debt as of the twelve months ended March 31, 2016 are presented after giving effect to this offering and the application of the net proceeds therefrom. Total senior debt consists of (i) $100 million outstanding under the New Notes offered hereby, (ii) $600 million outstanding under the Existing Notes, (iii) $25 million drawn under our revolving credit facility, (iv) other secured debt of $89.6 million, consisting of outstanding amounts under our ESOP loan, capital leases, real estate mortgages and non-U.S. lines of credit and term loan, and (v) $45.1 million non-U.S. term loan and unsecured portion of ESOP loan. Total debt includes total senior debt plus $100 million outstanding under our 2017 Notes. Total net senior debt includes total senior debt less pro forma cash and cash equivalents. Total net debt includes total debt less pro forma cash and equivalents.

On March 22, 2016, Griffon and certain of its subsidiaries amended and restated its revolving credit facility to, among other things, increase the size of the facility form $250 million to $350 million and extend its maturity to March 22, 2021.